Exhibit 99.1

Gaiam Announces First Quarter 2010 Results

First quarter net revenue increases 11.2% to $62.2 million

Non-theatrical market share grows to 10%

Boulder, CO, May 5, 2010 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its first quarter ended March 31, 2010. Gaiam will host a conference call today, May 5, 2010, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Net revenue for the first quarter ended March 31, 2010 increased 11.2% to $62.2 million from $55.9 million recorded in the same quarter last year. The increase in net revenue, which was solely comprised of internal growth, was mostly driven by the business segment which grew 20.7% and continued growth in the solar segment, partially offset by further planned reductions in catalog circulation and the closure of an unprofitable business in the direct to consumer segment.

Gross profit increased to $32.2 million, or 51.8% of net revenue, for the first quarter of 2010, from $31.0 million, or 55.4% of net revenue, during the comparable quarter last year. The change in gross margin primarily resulted from increased revenues in the lower margin solar segment.

Selling and operating expenses decreased to $29.8 million, or 47.9% of net revenue, during the first quarter of 2010, from $33.9 million, or 60.7% of net revenue, during the same quarter last year.  The 1280 basis point improvement was the result of leveraging sales growth, reducing payroll costs and optimizing the direct to consumer segment through further catalog prospecting reductions.

Corporate, general and administration expenses decreased to $3.0 million, or 4.8% of net revenue, during the first quarter of 2010, from $3.3 million, or 5.8% of net revenue, during the same quarter last year.  The decrease was mostly the result of reductions in payroll and related expenses.

Operating loss for the first quarter of 2010 was $0.6 million, a $5.6 million improvement from an operating loss of $6.2 million during the same quarter of last year.  The net loss was $0.3 million, or $0.01 per share, during the quarter, compared to a net loss of $3.1 million, or $0.13 per share, during the same quarter last year.  For the first quarter of 2010, the Company generated $2.1 million in cash from operations and at the end of the quarter Company had $48.1 million in cash and no debt.

On March 8, 2010, the Company commenced an annual cash dividend of $0.15 per share. This dividend, which is intended to cover cost of capital to our shareholders, was paid for the first time on April 30, 2010 to the Company’s shareholders of record on April 1, 2010.

“Our focus on growth strategies and cost saving initiatives enabled us to deliver a significant improvement in results in a seasonally weak quarter,” commented Lynn Powers, Gaiam’s President & CEO.  “While our earnings are typically concentrated in the latter half of the year, we will continue to drive down costs and add new content and products that diversify our offerings, ultimately lessening this seasonality impact on our business model over time.  We have already begun to see the benefits from adding non-theatrical content with Discovery and we will leverage our success in fitness with the exciting launch of Reebok accessories and content beginning in June, expanding our store within store presentation at Target by an additional 12 feet.”

“As previously stated, our goals for 2010 are to generate double digit internal revenue growth, improve bottom line results and expand our market share in non theatrical media.” said Jirka Rysavy, Chairman.  “We are pleased with the quarter, as it was especially strong for our business segment, where our success in non theatrical media helped produce over 20% growth in sales to retailers.  Our strong expansion in several media categories during the quarter boosted Gaiam’s market share in the non-

theatrical DVD segment (Nielsen Videoscan) to 10%, improving our ranking to number four and, for the first time, finishing the quarter ahead of The Walt Disney Company.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on May 12, 2010.

Replay number:	(402) 998-1330 or (888) 445-8558
Passcode:	GAIAM

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories.  With a wide distribution network that consists of 67,000 retail doors, over 12,000 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners.  For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers
VP Corporate Finance and Investor Relations
303-222-3808
carole.buyers@gaiam.com

John Mills
Senior Managing Director, ICR
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009

Net revenue	$62,183	100.0%	$55,923	100.0%

Cost of goods sold	29,971	48.2%	24,937	44.6%

Gross profit	32,212	51.8%	30,986	55.4%

Selling and operating	29,784	47.9%	33,943	60.7%
Corporate, general and administration	2,991	4.8%	3,269	5.8%

Loss from operations	(563)	-0.9%	(6,226)	-11.1%

Interest and other income	67	0.1%	74	0.1%

Loss before income taxes	(496)	-0.8%	(6,152)	-11.0%

Income tax benefit	(177)	-0.3%	(2,249)	-4.0%

Net loss	(319)	-0.5%	(3,903)	-7.0%

Net loss attributable to the noncontrolling interest	69	0.1%	813	1.5%

Net loss attributable to Gaiam, Inc.	$(250)	-0.4%	$(3,090)	-5.5%

Weighted-average shares outstanding:
Basic	23,140		23,957
Diluted	23,140		23,957

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.01)		$(0.13)
Diluted	$(0.01)		$(0.13)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$48,141	$48,325
Accounts receivable, net	39,342	46,266
Inventory, net	23,775	26,872
Deferred advertising costs	2,037	1,909
Receivable and deferred tax assets	8,952	10,179
Other current assets	4,184	5,681
Total current assets	126,431	139,232

Property and equipment, net	27,905	28,217
Media library, net	14,868	12,354
Deferred tax assets, net	5,729	4,414
Goodwill	24,166	24,166
Other intangibles, net	595	652
Notes receivable and other assets	3,155	3,178
Total assets	$202,849	$212,213

Liabilities and Equity
Current liabilities:
Accounts payable	$25,583	$33,261
Accrued liabilities	12,458	11,061
Total current liabilities	38,041	44,322

Total equity	164,808	167,891
Total liabilities and equity	$202,849	$212,213